Exhibit 99.1

Northwest Pipe Company Announces Second Quarter 2024 Financial Results

•	Net sales of $129.5 million increased 11.3% year-over-year
•	Record net sales of $89.5 million for the Engineered Steel Pressure Pipe segment (“SPP”)
•	Record gross profit of $25.8 million increased 14.8% year-over-year
•	Net income of $0.86 per diluted share
•	Generated strong net cash provided by operating activities of $22.3 million
•	Backlog[1] of $282 million; backlog including confirmed orders[2] of $348 million for SPP
•	Order book[3] of $62 million for the Precast Infrastructure and Engineered Systems segment (“Precast”)

VANCOUVER, Washington—July 31, 2024—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure products, today announced its financial results for the second quarter ended June 30, 2024. The Company will broadcast its second quarter 2024 earnings conference call on Thursday, August 1, 2024 at 7:00 a.m. PT.

Management Commentary

“Our second quarter results were very strong despite the weather-related challenges we encountered in Texas which disrupted production, shipping, and order intake,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company. “We delivered record quarterly revenue of $89.5 million in our Steel Pressure Pipe business and enjoyed continued strength in the residential side of our Precast business despite persistent interest rate headwinds. In addition, record quarterly profitability levels, coupled with effective working capital management, led to strong free cash flow4 generation of $16.2 million in the second quarter, up significantly versus last year. The SPP segment benefitted from the strong pipeline of bidding opportunities in the first half of this year. We expect our SPP business to remain strong for the rest of 2024. In Precast, reduced production and shipments on the non-residential construction portion of our business at Park offset much of the strength we saw on the residential side at Geneva, primarily due to multiple severe weather events in Texas. Following a slow first half of the year in Precast, we are expecting a stronger third quarter with improving revenue and gross margins.”

Second Quarter 2024 Financial Results

Consolidated

•	Net sales increased 11.3% to $129.5 million from $116.4 million in the second quarter of 2023.
•	Gross profit increased 14.8% to a record of $25.8 million, or 19.9% of net sales, from $22.5 million, or 19.3% of net sales, in the second quarter of 2023.
•	Net income was $8.6 million, or $0.86 per diluted share, compared to $7.4 million, or $0.74 per diluted share, in the second quarter of 2023.

Engineered Steel Pressure Pipe Segment (SPP)

•	SPP net sales increased 15.9% to a quarterly record of $89.5 million from $77.3 million in the second quarter of 2023 driven by a 56% increase in tons produced resulting from an improved bidding environment coupled with changes in project timing, partially offset by a 26% decrease in selling price per ton due to a combination of lower raw materials costs and product mix.
•	SPP gross profit increased 35.1% to $17.0 million, or 19.0% of SPP net sales, from $12.6 million, or 16.3% of SPP net sales, in the second quarter of 2023 primarily due to increased volume and changes in product mix.
•	SPP backlog was $282 million as of June 30, 2024 compared to $255 million as of March 31, 2024 and $292 million as of June 30, 2023. Backlog including confirmed orders was $348 million as of June 30, 2024 compared to $337 million as of March 31, 2024 and $343 million as of June 30, 2023.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 2.2% to $40.0 million from $39.1 million in the second quarter of 2023 driven by a 30% increase in volume shipped, partially offset by a 22% decrease in selling prices due to changes in product mix.

•	Precast gross profit decreased 10.9% to $8.8 million, or 22.1% of Precast net sales, from $9.9 million, or 25.3% of Precast net sales, in the second quarter of 2023 primarily due to changes in product mix.
•	Precast order book was $62 million as of June 30, 2024 compared to $52 million as of March 31, 2024 and $58 million as of June 30, 2023.

Balance Sheet and Cash Flow

•	As of June 30, 2024, the Company had $75.9 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $47 million under the revolving credit facility.
•	Net cash provided by operating activities was $22.3 million in the second quarter of 2024 compared to $1.2 million in the second quarter of 2023 primarily due to an $18.9 million increase in cash provided by changes in working capital and a $2.2 million increase in cash provided by net income adjusted for non-cash items.
•	Capital expenditures were $6.1 million in the second quarter of 2024 compared to $4.0 million in the second quarter of 2023.
•	The Company repurchased approximately 18,000 shares of its common stock at an average price of $31.81, for a total of $0.6 million during the second quarter of 2024.

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

4 Northwest Pipe Company defines “free cash flow” as cash flows from operating activities less purchases of property and equipment. For purposes of the second quarter of 2024, $22.3 million of net cash provided by operating activities, less $6.1 million in purchases of property and equipment, resulted in $16.2 million of free cash flow.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s second quarter 2024 financial results will be held on Thursday, August 1, 2024, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, August 15, 2024, by dialing 1‑844‑512‑2921 in the U.S. or 1‑412‑317‑6671 internationally and entering the replay access code: 10190352.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer of water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe, bar-wrapped concrete cylinder pipe, and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, Permalok®, and Northwest Pipe Company lines. The Company’s diverse team is committed to quality and innovation while demonstrating the Company’s core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order modifications or cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing market, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate future acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, effects of security breaches, computer viruses, and cybersecurity incidents, timing and amount of share repurchases, impacts of U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in areas such as Ukraine and Israel, and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, material weaknesses in the Company’s internal control over financial reporting and its ability to remediate such weaknesses, uncertainty around the outcome of political elections, impacts of pandemics, epidemics, or other public health emergencies, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2023 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders and free cash flow. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. These should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

investors@nwpipe.com

Or

Addo Investor Relations

nwpx@addo.com

###

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales:
Engineered Steel Pressure Pipe	$89,523	$77,255	$169,530	$140,801
Precast Infrastructure and Engineered Systems	39,982	39,117	73,190	74,668
Total net sales	129,505	116,372	242,720	215,469

Cost of sales:
Engineered Steel Pressure Pipe	72,542	64,684	138,307	120,448
Precast Infrastructure and Engineered Systems	31,149	29,207	58,465	55,963
Total cost of sales	103,691	93,891	196,772	176,411

Gross profit:
Engineered Steel Pressure Pipe	16,981	12,571	31,223	20,353
Precast Infrastructure and Engineered Systems	8,833	9,910	14,725	18,705
Total gross profit	25,814	22,481	45,948	39,058

Selling, general, and administrative expense	12,195	11,016	23,639	22,882
Operating income	13,619	11,465	22,309	16,176
Other expense	(228)	(134)	(221)	(163)
Interest expense	(1,823)	(1,191)	(3,297)	(2,560)
Income before income taxes	11,568	10,140	18,791	13,453
Income tax expense	2,949	2,692	4,934	3,643
Net income	$8,619	$7,448	$13,857	$9,810

Net income per share:
Basic	$0.87	$0.74	$1.40	$0.98
Diluted	$0.86	$0.74	$1.38	$0.97

Shares used in per share calculations:
Basic	9,912	10,000	9,914	9,970
Diluted	9,995	10,066	10,025	10,081

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$4,528	$4,068
Trade and other receivables, net	70,933	47,645
Contract assets	139,481	120,516
Inventories	87,732	91,229
Prepaid expenses and other	5,274	9,026
Total current assets	307,948	272,484
Property and equipment, net	147,351	143,955
Operating lease right-of-use assets	85,491	88,155
Goodwill	55,504	55,504
Intangible assets, net	29,058	31,074
Other assets	6,393	6,709
Total assets	$631,745	$597,881

Liabilities and Stockholders’ Equity
Current liabilities:
Current debt	$10,756	$10,756
Accounts payable	24,508	31,142
Accrued liabilities	23,234	27,913
Contract liabilities	37,105	21,450
Current portion of operating lease liabilities	5,108	4,933
Total current liabilities	100,711	96,194
Borrowings on line of credit	75,923	54,485
Operating lease liabilities	82,919	85,283
Deferred income taxes	11,159	10,942
Other long-term liabilities	9,850	10,617
Total liabilities	280,562	257,521

Stockholders’ equity	351,183	340,360
Total liabilities and stockholders’ equity	$631,745	$597,881

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$13,857	$9,810
Depreciation and finance lease amortization	7,106	5,642
Amortization of intangible assets	2,016	2,104
Deferred income taxes	227	417
Share-based compensation expense	2,674	2,304
Other, net	360	1,325
Changes in working capital	(30,055)	5,877
Net cash provided by (used in) operating activities	(3,815)	27,479

Cash flows from investing activities:
Purchases of property and equipment	(10,634)	(8,414)
Payment of working capital adjustment in acquisition of business	-	(2,731)
Other investing activities	61	9
Net cash used in investing activities	(10,573)	(11,136)

Cash flows from financing activities:
Borrowings on line of credit	105,324	72,912
Repayments on line of credit	(83,886)	(86,539)
Payments on finance lease obligations	(712)	(311)
Tax withholdings related to net share settlements of equity awards	(1,449)	(1,652)
Repurchase of common stock	(4,429)	-
Other financing activities	-	(282)
Net cash provided by (used in) financing activities	14,848	(15,872)

Change in cash and cash equivalents	460	471
Cash and cash equivalents, beginning of period	4,068	3,681
Cash and cash equivalents, end of period	$4,528	$4,152